Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-215255) pertaining to the UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan of UBS Financial Services Incorporated of Puerto Rico of our report dated June 26, 2019, with respect to the financial statements and schedule of the UBS Financial Services Incorporated of Puerto Rico UBS Financial Services Incorporated of Puerto Rico Savings Plus Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2018.

/s/ Ernst & Young LLP

New York, New York

June 26, 2019